Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of an additional 2,053,107 shares of Common Stock of ISTA Pharmaceuticals, Inc., reserved for issuance under the ISTA Pharmaceuticals, Inc. 2004 Performance Incentive Plan of our report dated February 20, 2004, with respect to the consolidated financial statements of ISTA Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst &Young LLP

San Diego, California

October 20, 2004